Exhibit 21.1

Entity Name	State and Country of Incorporation

Amerifresh, LLC	Delaware, United States

Ameristar Meats, LLC	Delaware, United States

Atlanta Land L.K.E. LLC	Delaware, United States

Bay-N-Gulf, Inc.	Florida, United States

BNG Transport, Inc.	Florida, United States

E & H Distributing, LLC	Nevada, United States

Fields Foods, Inc.	Ohio, United States

Fields Logistics, Inc.	Ohio, United States

Fields Transportation Co., Ltd.	Ohio, United States

FirstClass Foods - Trojan, Inc.	California, United States

Gampac Express, LLC	Delaware, United States

Gourmet Ranch, LLC	Texas, United States

Great North Imports, LLC	Delaware, United States

Greenwood Stores Acquisition LLC	Delaware, United States

Greenwood Stores Holdings LLC	Delaware, United States

Jackson L.K.E. LLC	Delaware, United States

Jake's Gourmet Holdings, LLC	Delaware, United States

Jake's Inc.	Texas, United States

Paris L.K.E. LLC	Delaware, United States

Riverside Food Distributors, LLC	Louisiana, United States

Save on Seafood Fishing, Inc.	Florida, United States

Smart Foodservice Funding LLC	Delaware, United States

Smart Foodservice Stores LLC	Oregon, United States

Smart Stores Acquisition LLC	Delaware, United States

Smart Stores Holding Corp.	Delaware, United States

Smart Stores Operations LLC	Delaware, United States

SSA Exports, LLC	Delaware, United States

Trans-Porte, Inc.	Delaware, United States

US Foods Culinary Equipment & Supplies, LLC	Delaware, United States

US Foods, Inc.	Delaware, United States

USF ManageCo, LLC	Delaware, United States

USF ProcureCo, LLC	Delaware, United States

USF Propco I, LLC	Delaware, United States

USF Propco II, LLC	Delaware, United States

Waukesha Transport Inc.	Wisconsin, United States